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                                                                     EXHIBIT 11
                                                                     ----------
MOUNTBATTEN, INC.
COMPUTATION OF NET INCOME PER SHARE (UNAUDITED)

Primary Net Income Per Share

                                                   Three months ended March 31,
                                                         1997        1996
                                                         ----        ----
Net income available to
Common Shareholders                                   $324,973      $248,118
                                                     =========     =========
Weighted Average Shares:
  Common shares                                      2,528,530     2,528,530
  Common shares equivalents
  applicable to stock options                          248,573        75,075
                                                     ---------     ---------
Total                                                2,777,103     2,603,605
                                                     =========     =========
Primary Net Income per Share                          $   0.12      $   0.10
                                                     =========     =========

Fully Diluted Net Income Per Share

Net income available to Common Shareholders           $324,973      $248,118
                                                     =========     =========
Weighted Average Shares:
  Common shares                                      2,528,530     2,528,530
  Common share equivalents
  applicable to stock options                          251,149       103,288
                                                     ---------     ---------
Total                                                2,779,679     2,631,818
                                                     =========     =========
Fully Diluted Net Income Per Share                    $   0.12      $   0.09
                                                     =========     =========